UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 23, 2020

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Crexendo, Inc.

(Exact Name of Registrant as Specified in Its Charter)

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Nevada	001-32277	87-0591719
(State or Other Jurisdictionof Incorporation)	(CommissionFile Number)	(IRS EmployerIdentification No.)

1615 S. 52nd Street, Tempe, AZ 85281
(Address of Principal Executive Offices) (Zip Code)

(602) 714-8500
(Registrant’s Telephone Number, Including Area Code)

Not applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.
Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Jon Brinton to the position of Chief Revenue Officer.

On November 23, 2020, Crexendo, Inc. (the “Company”) appointed Jon Brinton as the Company’s Chief Revenue Officer effective immediately.

Prior to joining the Company, Brinton was Vice President of Channel Sales for North America for Avaya. Prior to joining Avaya, Brinton served in various Senior Executive roles at Mitel. Amongst those, as President of the Cloud Division from its formation in 2011 to attain the #2 Global Market share position for Unified Communications as a Service users globally over a period of six years. In addition, Brinton held other Senior Executive roles including managing the Contact Center line of business amongst other responsibilities within Mitel. Brinton’s 25 years of industry experience also includes serving in Senior Leadership roles with Inter-Tel.

There is no arrangement or understanding between Mr. Brinton and any other person pursuant to which he was selected as an officer of the Company.

Mr. Brinton’s employment is not subject to an employment contract. Mr. Brinton is receiving a base salary of $205,000 per year plus potential incentive bonuses. If the Company approves an executive bonus plan for 2021 it is expected that Mr. Brinton would be included as a participant. In addition, Mr. Brinton was awarded 100,000 options to purchase common stock under the Crexendo Long Term Incentive Plan, the options vest ratably over a three-year period (the award was made on November 16, 2020 prior to Mr. Brinton being named Chief Revenue Officer).

Item 8.01.
Other Events.

On November 23, 2020, the Company issued a press release in which it announced the appointment of Mr. Brinton. A copy of the press release is attached as Exhibit 99.1 and incorporated by referenced into this Item 9.01.

Item 9.01.
Financial Statements and Exhibits.

99.1 Press release dated November 23, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Crexendo, Inc.

Date: November 24, 2020	By:	/s/ Ronald Vincent
Ronald Vincent
Chief Financial Officer